One Corporate Center Rye, NY 10580-1422 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:	Contact:	Francis J. Conroy Interim Chief Financial Officer (203) 629-2726 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports Third Quarter Results

•	Assets Under Management increased 5% year-over-year to $1.6 billion
•	Quarterly net loss was $7.4 million, or $0.32 per share
•	Quarter-end Book Value per share was $40.22
•	Semi-annual dividend of $0.10 per share declared
•	Board approves 2018 Shareholder-Designated Contribution Program

Rye, New York, November 6, 2018 – Associated Capital Group, Inc. (“AC” or the “Company”) reported financial results for the quarter ended September 30, 2018.

Financial Highlights
($000s except per share data or as noted)

	Q3		Year-to-date
	2018	2017	2018	2017

AUM - end of period (in millions)	$1,619	$1,545	$1,619	$1,545
Revenues	4,666	5,248	14,165	15,330
Operating loss	(3,499)	(6,112)	(11,195)	(16,897)
Investment and other non-operating income/(expense), net	(4,581)	7,512	(9,740)	1,172
Income/(loss) before income taxes	(8,080)	1,400	(20,935)	(15,725)
Net income/(loss)	(7,379)	1,519	(17,784)	(6,963)
Net income/(loss) per share – diluted	$(0.32)	$0.06	$(0.77)	$(0.29)
Shares outstanding at September 30 (thousands)	22,971	23,786	22,971	23,786

Third Quarter Overview

Third quarter revenues were $4.7 million, down $0.5 million from $5.2 million in the prior year period. Reflecting lower compensation, operating expenses of $8.2 million were 28% lower than the $11.4 million incurred in the year ago quarter. The operating loss for the quarter was $3.5 million compared to a loss of $6.1 million in the 2017 third quarter.

Third quarter net investment and other non-operating income swung to a loss of $4.6 million compared to a $7.5 million gain in the third quarter of 2017. This was primarily the result of mark-to-market changes in the value of our investment portfolio. In addition, the accounting treatment of available for sale (“AFS”) equity securities has changed. Beginning in 2018, the mark-to-market adjustments for all equities flow through net income. Previously, the change in unrealized gains or losses attributable to AFS equity securities was reflected in equity and classified as other comprehensive income rather than net income. On a comparable basis, the third quarter 2017 investment and other non-operating income, net would have been a gain of $10.1 million.

The Company recorded an income tax benefit in the current quarter of $0.9 million compared to an expense of $0.1 million in the comparable quarter of 2017. The current period provision reflects the change in income and the lower federal corporate income tax rate over the prior year.

Net loss for the third quarter was $7.4 million, or $(0.32) per share, compared to net income of $1.5 million, or $0.06 per share, in the third quarter of 2017. On a comparable basis of accounting for AFS securities, the year ago period would have reported net income of $3.2 million, or $0.13 per share.

Commitment to Community

Continuing with the tradition in place prior to our spin-off from GAMCO, (y)our Company seeks to be a good corporate citizen in our community through the way we conduct our business activities as well as by other measures such as serving our community, sponsoring local organizations and developing our teammates.

Over its first two years as a public company, AC donated approximately $10 million to qualified charities that address a broad range of local, national and international concerns. The recipients were identified by our shareholders through our Shareholder-Designated Contribution Program. Over 90 organizations received support in 2017 alone.

The Board of Directors authorized a 2018 Shareholder Designated Contribution Program. Each shareholder of record on November 30, 2018 will be eligible to identify a qualified charity to which AC will make a twenty-five cent ($0.25) per share donation on the shareholder’s behalf. As in the past, shares held in nominee or street name will not be eligible to participate.

Financial Condition

At September 30, 2018, AC’s book value on a GAAP basis was $924 million, or $40.22 per share, compared to $918 million, or $38.84 per share, at December 31, 2017.

During the quarter, the outstanding balance of $20 million of the $250 million PIK note that GAMCO Investors, Inc. issued in connection with AC’s spin-off was repaid. Under GAAP, the outstanding balance of this note was treated as a reduction of equity.

Third Quarter Results of Operations

Assets Under Management (AUM)

	September 30, 2018	June 30, 2018	September 30, 2017
(in millions)
Event Merger Arbitrage	$1,466	$1,480	$1,395
Event-Driven Value	89	87	85
Other	64	66	65
Total AUM	$1,619	$1,633	$1,545

Assets under management at September 30, 2018 were $1.6 billion, an increase of $74 million from September 30, 2017. This increase reflects $30 million of net appreciation and $44 million of net capital inflows.

Revenues

Total operating revenues for the three months ended September 30, 2018 were $4.7 million versus $5.2 million in the comparable prior year period:

•	Investment advisory fees increased to $2.8 million, up $0.2 million due to higher assets under management.

•	Institutional research services revenue was $1.9 million, down $0.7 million.

Incentive fees are not recognized until the measurement period ends and the fee is crystalized, typically annually on December 31. If the measurement period had ended on September 30, we would have recognized $3.0 million and $3.5 million for the nine months ended September 30, 2018 and 2017, respectively.

Investment and other non-operating income/(expense), net

During the quarter, investment and other non-operating income/(expense), net was a loss of $4.6 million compared to a gain of $7.5 million in the third quarter of 2017. Portfolio mark-to-market changes were $(8.0) million and $5.2 million in the 2018 and 2017 quarters, respectively. This was largely driven by the performance of the approximately 3.7 million GAMCO shares we held during the current quarter.

Business and Investment Highlights

Event-Driven Asset Management

Our merger arbitrage fund launched in February 1985 returned +0.6% net of fees for the quarter, bringing the year-to-date return to +2.3%. Global M&A activity slowed a bit in the quarter but still reported record levels; year-to-date activity was up 37% over 2017 with a strong showing from cross-border deals. Mega deals accounted for the increase, however, and deal volume actually decreased to a three-year low for the nine month period. We expect to see continued corporate merger activity due to a number of market factors.

We have received positive advance reviews of Merger Masters: Tales of Arbitrage, our new book which was released today. Co-authored by Kate Welling, former editor of Barron’s, and Mario Gabelli, it profiles leading merger arbitrageurs and corporate CEOs. It is now available at local bookstores as well as Amazon.com and other online merchants.

Institutional Research

During the past quarter, G.research, our broker dealer and research services business, hosted its 24th annual Aerospace & Defense Conference for institutional investors. In addition, it just successfully concluded its 42nd annual Automotive Aftermarket Symposium, one of the longest running institutional research conferences. In addition, G.research continues to sponsor non-deal roadshows providing corporate management access to our institutional clients.

Our research team continues to provide frequent, real-time updates on social media platforms including YouTube (www.youtube.com) and Facebook (www.facebook.com/GabelliTV).

Shareholder Compensation

At its meeting today, the Board of Directors declared a semi-annual dividend of $0.10 per share payable January 9, 2019 to shareholders of record on December 26, 2018.

At September 30, 2018, there were 3.9 million Class A and 19.1 million Class B shares outstanding. GGCP, Inc., a private company controlled by our Executive Chairman, indirectly owns approximately 18.4 million Class B shares.

During the third quarter, AC repurchased approximately 20,000 shares at an average investment of $36.27 per share, for a total outlay of $0.7 million. Since the spin-off of the Company from GAMCO, we have returned approximately $87 million to shareholders through the repurchase of approximately 2.6 million shares.

At the end of the quarter, the Company commenced an exchange offer for 1.8 million Class A shares. Tendering shareholders received 1.9 GAMCO shares for each Class A share. Upon expiration on October 29, the Company acquired approximately 370,000 shares in exchange for approximately 710,000 GAMCO shares with a value of approximately $14.6 million.

About Associated Capital Group, Inc.

The Company has been publicly traded since November 30, 2015 following its spin-off from GAMCO Investors, Inc.

The Company operates its investment management business via Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.), its 100% owned subsidiary. GCIA and its wholly-owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios and earns management and incentive fees from its advisory activities. GCIA is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research, an indirect wholly-owned subsidiary of the Company. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

The Company also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

Table I

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	September 30, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$348,887	$293,112
Investments	557,143	513,888
Investment in GAMCO stock (3,726,250 and 4,393,055 shares, respectively)	87,269	130,254
Receivable from brokers	18,352	34,881
Other receivables	5,169	30,877
Other assets	4,169	3,903

Total assets	$1,020,989	$1,006,915

LIABILITIES AND EQUITY

Payable to brokers	$13,325	$13,281
Income taxes payable and deferred tax liabilities	827	5,484
Compensation payable	6,790	12,785
Securities sold short, not yet purchased	22,353	5,731
Accrued expenses and other liabilities	2,750	5,257
Sub-total	46,045	42,538

Redeemable noncontrolling interests	51,119	46,230

Equity	923,825	961,435
4% PIK Note due from GAMCO	-	(50,000)
Accumulated comprehensive income	-	6,712
Total equity	923,825	918,147

Total liabilities and equity	$1,020,989	$1,006,915

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Investment advisory and incentive fees	$2,805	$2,587	$7,949	$7,318
Institutional research services	1,855	2,584	6,179	7,917
Other revenues	6	77	37	95
Total revenues	4,666	5,248	14,165	15,330

Compensation costs	5,618	6,492	17,812	19,696
Stock-based compensation	289	1,862	361	5,226
Other operating expenses	2,258	3,006	7,187	7,305
Total expenses	8,165	11,360	25,360	32,227

Operating loss before management fee	(3,499)	(6,112)	(11,195)	(16,897)

Investment gain/(loss)	(7,977)	5,234	(18,936)	(1,018)
Interest and dividend income from GAMCO	176	855	1,111	2,863
Interest and dividend income, net	3,220	1,423	8,085	4,222
Shareholder-designated contribution	-	-	-	(4,895)
Investment and other non-operating income/(expense), net	(4,581)	7,512	(9,740)	1,172

Gain/(loss) before management fee and income taxes	(8,080)	1,400	(20,935)	(15,725)
Management fee	-	-	-	-
Income/(loss) before income taxes	(8,080)	1,400	(20,935)	(15,725)
Income tax expense/(benefit)	(858)	67	(4,204)	(8,667)
Net income/(loss)	(7,222)	1,333	(16,731)	(7,058)
Net income/(loss) attributable to noncontrolling interests	157	(186)	1,053	(95)
Net income/(loss) attributable to Associated Capital Group, Inc.	$(7,379)	$1,519	$(17,784)	$(6,963)

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$(0.32)	$0.06	$(0.77)	$(0.29)
Diluted	(0.32)	0.06	(0.77)	(0.29)

Weighted average shares outstanding:
Basic	22,979	23,841	23,187	23,826
Diluted	22,979	23,841	23,187	23,826

Actual shares outstanding - end of period	22,971	23,786	22,971	23,786

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.